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Exhibit 99.1

[FTD, INC. LOGO]

3113 Woodcreek Drive    •    Downers Grove    •    IL    •     60515
Main Phone: (630) 719 -7800    •    Web site: www.FTDI.com     •    NASDAQ: FTDI

CONTACT INFORMATION:

FTD, Inc. (Investor Contact) Carrie Wolfe Chief Financial Officer (630) 724-6512 cwolfe@ftdi.com	FTD, Inc. (Investor/Media Contact) Lisa Witek Director of IR (630) 719-6174 lwitek@ftdi.com

FTD, Inc. Reports 12% Revenue Growth for Fiscal 2003
Revenue Growth of 10-12% Expected for Fiscal 2004

  •
  Consumer Segment's fiscal 2003 revenues reached $191 million; up 24% year over year

  •
  Consumer Business and Florist Business segments' fiscal 2003 operating income increased 77% and 9%, respectively, over prior year

  •
  Fiscal year-end long-term debt reduced to $6.5 million, cash from operating activities of $30.7 million

  •
  Another solid year of revenue growth and profitability expected for 2004

        Downers Grove, IL, August 5, 2003—FTD, Inc. (NASDAQ: FTDI), a leading provider of floral services and products, today announced full year and fourth quarter fiscal 2003 financial results.

YEAR-END 2003 RESULTS

        Fiscal year 2003 revenues grew 11.7% to $363.3 million, compared with $325.3 million for fiscal 2002. This growth was led by a 23.9% increase in revenues in the Consumer Business, as order volumes continued to increase with the expansion of marketing programs, and the addition of new specialty gift product lines, aided by consumers' increasing use of the Internet to purchase flowers and gifts.

        On a Generally Accepted Accounting Principles (GAAP) basis, net income increased 15.9% to $9.3 million, or $0.57 per basic and $0.56 per diluted share, from $8.0 million, or $0.55 per basic and $0.54 per diluted share, in the prior fiscal year. As adjusted for certain gains and charges in the prior fiscal year and a charge in fiscal 2003 that are not expected to reoccur, adjusted net income increased 55.2% to $20.3 million, or $1.24 per basic and $1.22 per diluted share, compared to net income of $13.1 million, or $0.90 per basic and $0.89 per diluted share, in the prior fiscal year. The significant increase in adjusted net income over the prior year is due to increased revenue and higher gross profit margins within the Consumer Business and continued control of general and administrative costs within both business segments.

        A table reconciling GAAP basis net income to adjusted net income is included within the attached consolidated financial statements. The Company believes this adjusted net income measure is useful and relevant because these gains and charges are not likely to reoccur and a comparison without the gains and charges provides a more accurate comparison of the Company's operations and results. For fiscal 2003, adjusted net income excluded a charge of $11.0 million related to the costs associated with the proposed settlement, and the related administrative costs of pending consolidated shareholder class action litigation, related to the Company's fiscal 2002 merger with FTD.COM. The litigation was brought in fiscal 2002 by individual stockholders of FTD.COM and the proposed settlement is described in more detail in a press release issued on August 5, 2003.

        Robert L. Norton, Chairman and Chief Executive Officer of FTD, Inc. said, "We are very pleased with the overall performance of the Company this year. Fiscal 2003 was an incredible year, where we put up strong numbers both on the top line, which increased 11.7%, as well as the income from operations line, which increased 78.1%. This was accomplished as we merged the operations of our FTD.COM Consumer Business back with our traditional Florist Business under one brand—FTD, in one of the toughest economic years in recent history. Order volumes within our Consumer Business for the key holidays grew at double-digit levels over the previous year as we continued to capture additional order volume through new marketing programs and specialty gift offerings. Our Florist Business was strengthened through an investment in rebuilding the sales organization, while meeting reduced competitive pricing on the transmission of orders by our florists. Equally impressive is the increase in net cash provided by operating activities from $25.8 million in the prior fiscal year to $30.7 million in the current fiscal year. The financial results clearly showcase the operating leverage in our model, with disciplined expense maintenance spread over a wider revenue base, resulting in improved operating income for the current fiscal year."

Consumer Business Segment

        The Consumer Business is comprised of FTD.COM, a leading Internet and telephone marketer of flowers and specialty gifts. The Consumer Business segment reported fiscal 2003 revenues of $191.0 million, a 23.9% increase over last year's revenues of $154.1 million. Factors driving this growth include an increase in order volume, with 3.2 million orders in fiscal 2003, up 22.8% from 2.6 million in fiscal 2002, as well as growth in average order value from $59.74 in fiscal 2002 to $60.31 in the current fiscal year. The growth in orders was led by higher volumes stemming from our marketing partnerships, such as Yahoo!, American Airlines® and Hilton HHonors® Hotels, and a higher contribution of specialty gifts to the overall product mix, in addition to the contribution from acquisitions made during the past two years.

        Specialty gift orders increased 55.9% for fiscal 2003 compared to the prior year. These orders comprised 20.0% of total orders in fiscal 2003 compared to 15.7% for fiscal 2002. FTD continued to add new products to its product offerings throughout the year, including new baby gift assortments and jewelry, and additional gourmet foods, bath and beauty products and garden accessories, which continue to be among the most popular specialty gift product offerings.

        Operating income for the Consumer Business grew 77.2% to $9.8 million compared to $5.5 million for fiscal 2002. The prior fiscal year's adjusted operating income was $4.6 million, reflecting a 113.6% increase in the current fiscal year. This increase is a result of higher revenue, expanded gross profit margins and continued leverage of the segment's general and administrative expenses.

Florist Business Segment

        The Florist Business primarily markets floral products and services, such as clearinghouse services, technology products and services and floral shop supplies, to FTD members and other retail locations offering floral products in the U.S. and Canada. The Florist Business reported fiscal 2003 revenues of $172.4 million, reflecting a nominal increase from last year's revenues of $171.2 million. The slight growth in revenues is primarily due to the bi-annual sale of the floral selections guide to member florists in fiscal 2003, offset in part by a planned reduction in transmission fees per order charged by the Company, which went into effect in July 2002, and the termination of a relationship with a competing clearinghouse.

        Despite relatively flat revenues, operating income for the segment of $39.9 million was 8.8% higher than the prior year's level of $36.7 million. The prior fiscal year's adjusted operating income was $37.1 million, reflecting a 7.5% increase in the current fiscal year. This increase was primarily attributable to reductions made to operating expenses including a reduction in advertising and selling expenses due to a more targeted and efficient advertising campaign, offset in part by increased costs related to a larger sales force. A reduction in general and administrative expenses driven by cost control efforts and continued efforts to leverage the Company's low-fixed cost structure also contributed to higher operating margins.

        Average FTD florist membership in the current fiscal year was approximately 20,400 compared to average membership of 16,800 in fiscal 2002. In addition, increased sales efforts in the current fiscal year allowed the Company to expand its presence in non-member retail locations throughout the year. Consistent with comments made in previous quarters, the Company remains focused on a balanced approach to strengthening its membership base, while increasing penetration of the suite of products and services offered to the FTD membership base and other retail locations.

        "Based on the investments made to expand the sales force and broaden our marketing efforts, we continue to see positive trends, including the continued increase in penetration of our technology products and certain business solution products we offer through our member services product line," commented Norton.

FOURTH QUARTER 2003 RESULTS

        Revenue for the fourth quarter of fiscal 2003 was $105.3 million, an increase of 10.0%, compared with $95.7 million reported in the same quarter of the prior fiscal year. These results include the impact of the Easter holiday occurring in the fourth quarter of the current year compared to the third quarter of the prior year. It also includes the previously reported record Mother's Day order volumes within the Consumer Business segment.

        Fourth quarter fiscal 2003 net loss was $5.1 million, or $0.31 per share, compared to a net loss of $1.5 million or $0.10 per share, in the same quarter of the prior fiscal year. Fourth quarter adjusted net income for fiscal 2003 was $5.9 million, or $0.35 per diluted share, compared to $4.4 million, or $0.30 per diluted share, for fiscal 2002, representing a 32.4% increase. The significant increase in adjusted net income over the prior year's fourth quarter, consistent with the year end results, is due to increased revenues and higher gross profit margins within the Consumer Business and continued control of general and administrative costs within both business segments.

Consumer Business Segment

        Revenues for the quarter were $64.6 million compared to $52.8 million for the same period last year, reflecting a 22.3% increase. Revenue growth was primarily due to higher Mother's Day volume and the additional revenues resulting from the Easter holiday shift described above. Specialty gift orders increased 44.6% compared to the same period last year, comprising 20.5% of total orders compared to 17.3% in the fourth quarter of the previous year.

        Operating income in the segment increased to $4.6 million compared to $2.4 million in the prior year's period. Adjusted operating income for the prior year fourth quarter was $2.9 million, reflecting a 55.5% increase in the current fiscal year. This increase was driven by the segment's continued focus on marketing partnerships, which enable the Company to achieve low marketing cost per order metrics while advancing top line growth combined with leverage of general and administrative expenses.

Florist Business Segment

        The Florist Business reported fiscal 2003 fourth quarter revenues of $40.8 million, reflecting a decrease from the $42.9 million reported in the same quarter of the prior fiscal year. The decrease in revenues was primarily due to the planned reduction in transmission fees per order charged by the Company, which went into effect in July 2002, and the termination of a relationship with a competing clearinghouse.

        Fourth quarter operating income for the segment of $9.8 million was 4.5% higher than the $9.4 million reported for the same period of last year. This increase is primarily a result of continued cost control efforts.

FISCAL YEAR 2004 OUTLOOK

        Norton stated, "Fiscal 2004 will be an execution year for our Florist Business segment. Slightly more than a year ago, we began our initiative to revamp our sales force within the Florist Business. We have more than doubled our sales force and provided them with extensive training over the last nine months, making a significant investment for future growth. Looking ahead, we believe there is untapped potential as we have relatively low penetration of our products and services within the new florists that have joined FTD over the past year, as well as potential with our longer-term customers. We expect to benefit from our investments with a full year of solid execution.

        "We also plan to continue to create high-impact retail partnerships to support sales in our floral network. One of the most exciting revamped offerings of fiscal 2004 stems from our new relationship with HP. Together, we are providing a new mid-tier technology platform to our small and mid-sized florists, which encompasses an HP Compaq computer supporting our Mercury applications, and will generate monthly rental income for the Company. Additionally, for the upcoming fiscal 2004 holidays, we have added both Waterford® Holiday Heirlooms® and Laura Ashley collectible products to our specialty wholesale product offerings, thus partnering with two leading brands and adding continuity to our holiday product lines.

        "In the Consumer Segment, we continue to focus on two initiatives. First, we continue to seek to develop successful marketing partnerships, which are designed to deliver both top- and bottom-line growth and are consistent with our marketing cost per order metrics. These partnerships will primarily focus on reaching fast-growing niche markets. Second, we continue to explore new specialty gift product lines, which will add to the breadth of offerings we currently provide to our existing customer base, while allowing us to better attract new customers within our targeted niche markets.

        "The strength of the FTD brand is what supports our confidence in the team's ability to execute on these initiatives. Based on these initiatives, we expect revenues for fiscal 2004 to grow in the 10%—12% range, which would result in an increase in diluted earnings per share in the 12%—14% range for fiscal 2004 compared to adjusted earnings per diluted share of $1.22 in fiscal 2003. In addition, we intend to continue to exercise discipline in our spending for advertising and selling and general and administrative in an effort to continue to deliver improvements in our operating income margins compared to the previous year.

        "We anticipate that revenues for the first quarter of fiscal 2004 will be flat and net income will be down in comparison to the same period of fiscal 2003. This is primarily due to the bi-annual sale of the floral selections guide to member florists, providing approximately $5 million in revenues in 2003, which will not occur in fiscal 2004. Additionally, in an effort to increase penetration of our technology platforms and to provide the persistent annuity-based revenue stream consistent with many of our other products, our mid-tier technology platform will be leased to our customers in fiscal 2004, rather than a single sale of the equipment, as was the practice in past years. We anticipate this will result in a reduction of revenues associated with technology products of approximately $2 million in the first quarter."

        Carrie Wolfe, FTD's Chief Financial Officer concluded, "We believe the Company's financial goals for the year are realistic and our balance sheet strength provides us with significant flexibility to achieve these goals. We expect to invest approximately $5-$7 million in capital expenditures to support this financial performance, while again expecting significant cash provided by operating activities which will improve the overall balance sheet."

CONFERENCE CALL

        A conference call has been scheduled for August 5, 2003 at 9:00 a.m., Central Time, to review the results for the fourth quarter and fiscal year ended June 30, 2003. To listen to the call over the Internet, go to www.FTDI.COM at least 15 minutes early to register, download and install any necessary audio software. To listen to the call by telephone, dial 888-666-1297 (conference ID #1727261). A replay of the call will be available until August 19, 2003 through www.FTDI.COM or by dialing 800-642-1687 (conference ID #1727261). The conference call contains time-sensitive information that is accurate only as of August 5, 2003, the date of the live broadcast. The call is the property of FTD, Inc. Any redistribution, retransmission or rebroadcast of the conference call in any form without the express written consent of FTD, Inc. is strictly prohibited.

ABOUT FTD, INC.

        FTD, Inc., supported by its worldwide FTD brand, is a leading provider of floral services and products. FTD's Florist Business primarily markets floral products and services to approximately 20,000 FTD members and other retail locations offering floral products in the U.S. and Canada and connects approximately 29,000 additional florists through affiliated or related organizations in 150 countries outside of North America. FTD's Consumer Business is a direct marketer of flowers and specialty gifts, primarily through the www.FTD.COM Web site and 1-800-SEND-FTD telephone number. FTD, Inc.'s Class A Common Stock is quoted on the NASDAQ National Market under the symbol "FTDI". Additional information about FTD, Inc., including investor relations, is available at its Web site, www.FTDI.com.

FORWARD-LOOKING STATEMENTS

        This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding FTD, Inc.'s outlook, including: statements regarding anticipated growth in revenue, net income and earnings per share; expectations regarding the likelihood of recurrence of certain charges and gains; expectations regarding capital investments; expectations regarding future cash generated from operations; expectations regarding the effects of identified events on results for the first quarter of fiscal 2004; and statements regarding opportunities and trends within both the Consumer and Florist Business segments, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. These forward-looking statements are based on management's current expectations, assumptions, estimates and projections about the Company and its industry. Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of: the Company's ability to acquire and retain FTD member florists and continued recognition by members of the value of the Company's products and services; florists' acceptance of the new technology sales structure; the Company's ability to sell additional products and services to member florists; the final terms of any resolution relating to the pending shareholder class action or litigation; FTD, Inc.'s ability to expand existing marketing partnerships and secure new marketing partners within the Consumer Business segment; the success of FTD, Inc.'s marketing campaigns; the ability to retain customers and increase average order value within the Consumer Business segment; the existence of failures in the Mercury Network or the Company's Consumer Business segment systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; FTD, Inc.'s ability to manage its level of expenses within both the Consumer and Florist Business segments; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company's ability to increase capacity and introduce enhancements to its Web sites; the Company's ability to integrate additional partners or acquisitions, if any are identified. These factors, along with other potential risks and uncertainties, are discussed in FTD, Inc.'s reports and other documents filed with the Securities and Exchange Commission.

Financial statements follow...

FTD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended June 30		Three months ended June 30
	2003	2002	2003	2002
Revenues:
Florist Business	$40,774	$42,928	$172,385	$171,197
Consumer Business	64,560	52,809	190,958	154,069

Total revenues	105,334	95,737	363,343	325,266
Costs of goods sold and services provided:
Florist Business	11,637	13,607	57,111	56,572
Consumer Business	48,013	40,329	144,286	118,180
Corporate	659	686	2,508	2,576

Total costs of goods sold and services provided	60,309	54,622	203,905	177,328
Gross profit:
Florist Business	29,137	29,321	115,274	114,625
Consumer Business	16,547	12,480	46,672	35,889
Corporate	(659)	(686)	(2,508)	(2,576)

Total gross profit	45,025	41,115	159,438	147,938
Advertising and selling:
Florist Business	13,147	14,614	52,196	52,968
Consumer Business	7,002	5,083	19,831	14,968

Total advertising and selling	20,149	19,697	72,027	67,936
General and administrative:
Florist Business	3,119	1,248	11,366	13,096
Consumer Business	4,199	4,235	13,883	12,376
Corporate	6,460	16,775	25,363	33,872

Total general and administrative	13,778	22,258	50,612	59,344
Operating income (loss) before corporate allocations:
Florist Business	12,871	13,459	51,712	48,561
Consumer Business	5,346	3,162	12,958	8,545
Corporate	(7,119)	(17,461)	(27,871)	(36,448)

Total operating income (loss) before corporate allocations	11,098	(840)	36,799	20,658

Corporate Allocations:
Florist Business	3,100	4,109	11,815	11,881
Consumer Business	785	801	3,136	3,003
Corporate	(3,885)	(4,910)	(14,951)	(14,884)

Total corporate allocations	—	—	—	—
Income (loss) from operations:
Florist Business	9,771	9,350	39,897	36,680
Consumer Business	4,561	2,361	9,822	5,542
Corporate	(3,234)	(12,551)	(12,920)	(21,564)

Total income (loss) from operations	11,098	(840)	36,799	20,658

Other income and expenses:
Interest income	(24)	(287)	(168)	(1,038)
Interest expense	199	718	1,577	3,342
Other expense (income), net	10,728	633	10,728	1,096

Total other income and expenses	10,903	1,064	12,137	3,400

Income (loss) before income tax and minority interest	195	(1,904)	24,662	17,258
Income tax expense (benefit)	5,310	(1,305)	15,373	6,718
Minority interest	—	886	—	2,525

Net income (loss)	$(5,115)	$(1,485)	$9,289	$8,015

Net income (loss) per common share—basic	$(0.31)	$(0.10)	$0.57	$0.55

Net income (loss) per common share—diluted	$(0.31)	$(0.10)	$0.56	$0.54

Weighted average common shares outstanding—basic	16,319	14,585	16,329	14,530

Weighted average common shares outstanding—diluted	16,648	14,796	16,581	14,747

FTD, INC.

CONSOLIDATED BALANCE SHEETS

As of June 30, 2003 and 2002

(In thousands, except share amounts)

ASSETS	2003	2002
Current Assets:
Cash and cash equivalents	$1,921	$36,410
Restricted cash	—	1,400
Accounts receivable, less allowance for doubtful accounts of $5,284 at June 30, 2003 and $6,093 at June 30, 2002	23,398	26,203
Inventories, net	8,668	9,741
Deferred income taxes	4,740	5,026
Prepaid expenses and other	4,224	4,343

Total current assets	42,951	83,123
Property and equipment:
Land and improvements	1,600	1,600
Building and improvements	8,858	8,968
Mercury consoles	4,233	8,275
Furniture and equipment	19,131	23,675

Total	33,822	42,518
Less accumulated depreciation	20,648	28,058

Property and equipment, net	13,174	14,460
Other assets:
Other noncurrent assets	11,986	10,760
Other intangibles, less accumulated amortization of $3,742 at June 30, 2003 and $2,827 at June 30, 2002	15,934	16,328
Goodwill, less accumulated amortization of $17,286	120,326	107,230

Total other assets	148,246	134,318

Total assets	$204,371	$231,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,729	$41,958
Customer deposits	6,095	8,438
Unearned income	1,664	954
Other accrued liabilities	19,655	12,090

Total current liabilities	65,143	63,440
Long-term debt	6,500	47,000
Post-retirement benefits and accrued pension obligations, less current portion	4,858	4,880
Deferred income taxes	5,547	2,364
Stockholders' equity:
Preferred stock: $0.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock:
Class A, $0.01 par value, 30,000,000 shares authorized; 15,516,800 and 14,629,316 shares issued at June 30, 2003 and 2002, respectively	155	146
Class B convertible, $0.0005 par value, 3,000,000 shares authorized; 2,112,502 and 3,000,000 shares issued at June 30, 2003 and 2002, respectively	1	2
Paid-in capital	148,840	148,708
Accumulated deficit	(7,086)	(16,375)
Accumulated other comprehensive loss	(621)	(849)
Unamortized restricted stock	(250)	(1,639)
Treasury stock at cost, 438,196 and 260,407 shares of Class A, respectively, and 801,250 shares of Class B convertible as of June 30, 2003 and 2002	(18,716)	(15,776)

Total stockholders' equity	122,323	114,217

Total liabilities and stockholders' equity	$204,371	$231,901

FTD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended June 30
	2003	2002
Cash flows from operating activities:
Net income	$9,289	$8,015
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,898	9,421
Amortization and write off of deferred financing costs and original issue discount	263	881
Deferred compensation expense	1,572	2,070
Non-cash settlement of liabilities	—	(807)
Impairment loss	—	526
Gain on vesting of subsidiary stock issuance	—	(435)
Post-retirement benefits settlement gain	—	(1,395)
Minority interest in gain of subsidiary	—	2,525
Provision for doubtful accounts	3,420	4,048
Deferred income taxes	3,722	6,718
Increase (decrease) in cash due to change in assets and liabilities, net of acquisitions:
Restricted cash	1,400	—
Accounts receivable	(1,658)	(6,964)
Inventories	720	1,071
Prepaid expenses and other	544	768
Other noncurrent assets	106	187
Accounts payable	(5,487)	346
Accrued liabilities, customer deposits, unearned income and other	8,896	(1,191)

Net cash provided by operating activities	30,685	25,784

Cash flows from investing activities:
Acquisitions	(12,712)	(9,060)
Expenditures related to the 2002 Merger	(2,504)	(1,062)
Capital expenditures	(4,528)	(4,453)
Decrease in officer notes receivable	248	1,834

Net cash used in investing activities	(19,496)	(12,741)

Cash flows from financing activities:
Net proceeds from (repayments of) revolving credit facility	(40,500)	22,125
Repayments of long-term debt	—	(30,000)
Deferred financing costs	(224)	(802)
Purchase of interest rate cap	—	(120)
Issuance of treasury stock	247	2,174
Treasury stock repurchases	(5,463)	(852)

Net cash used in financing activities	(45,940)	(7,475)

Effect of foreign exchange rate changes on cash	262	(48)

Net increase (decrease) in cash and cash equivalents	(34,489)	5,520
Cash and cash equivalents at beginning of period	36,410	30,890

Cash and cash equivalents at end of period	$1,921	$36,410

FTD, INC.

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

        Reconcilation of certain financial measures reported in accordance with Generally Accepted Accounting Principles ("GAAP") to those presented on the basis of methodologies other than in accordance with GAAP ("non-GAAP").

	Three months ended June 30			For the year ended June 30
	2003	2002		2003		2002
Net income (loss) (GAAP basis)	$(5,115)	$(1,485)		$9,289		$8,015
Merger related expenses:
Charge attributable to lawsuit settlement	11,000 (1)	—		11,000	(1)	—
Severance costs for certain former employees from the fourth quarter	—	1,714	(2)	—		1,714	(2)
2002 merger-related charges and bonus payments from the fourth quarter	—	9,256	(3)	—		9,256	(3)
2002 merger-related charges from the third quarter	—	—		—		1,033	(4)
Other costs that did not reoccur in fiscal year 2003:
Single business tax refund	—	(1,089	)(5)	—		(1,089	)(5)
Early extinguishment of debt	—	—		—		551	(6)
Gain attributable to lawsuit settlement	—	—		—		(2,549	)(7)
Post-retirement benefits settlement gain	—	—		—		(1,395	)(8)
Impairment loss	—	—		—		449	(9)
Severance costs for certain former employees from the second quarter	—	—		—		466	(10)

Total	11,000	9,881		11,000		8,436
Tax effect of adjustments (40%)	—	(3,952	)(11)	—		(3,374	)(11)

Adjusted net income (non-GAAP basis)	$5,885	$4,444		$20,289		$13,077

Net income (loss) per common share—basic:
Net income (loss) (GAAP basis)	$(0.31)	$(0.10)		$0.57		$0.55
Merger related expenses and other costs that did not reoccur in fiscal year 2003, net of tax	0.67	0.40		0.67		0.35

Adjusted net income (non-GAAP basis)	$0.36	$0.30		$1.24		$0.90

Net income (loss) per common share—diluted:
Net income (loss) (GAAP basis)	$(0.31)	$(0.10)		$0.56		$0.54
Merger related expenses and other costs that did not reoccur in fiscal year 2003, net of tax	0.66	0.40		0.66		0.35

Adjusted net income (non-GAAP basis)	$0.35	$0.30		$1.22		$0.89

	For the year ended June 30, 2002
	Florist Business	Consumer Business		Corporate		Consolidated
Income (loss) from operations (GAAP basis)	$36,680	$5,542		$(21,564)		$20,658
Merger related expenses:
Severance costs for certain former employees from the fourth quarter	—	—		1,714	(2)	1,714	(2)
2002 merger-related charges and bonus payments from the fourth quarter	—	573	(3)	8,683	(3)	9,256	(3)
2002 merger-related charges from the third quarter	—	1,033	(4)	—		1,033	(4)
Other costs that did not reoccur in fiscal year 2003:
Single business tax refund	—	—		(1,089	)(5)	(1,089	)(5)
Gain attributable to lawsuit settlement	—	(2,549	)(7)	—		(2,549	)(7)
Post-retirement benefits settlement gain	—	—		(1,395	)(8)	(1,395	)(8)
Impairment loss	449 (9)	—		—		449	(9)
Severance costs for certain former employees from the second quarter	—	—		466	(10)	466	(10)

Adjusted income (loss) from operations (non-GAAP basis)	$37,129	$4,599		$(13,185)		$28,543

	Three months ended June 30, 2002
	Florist Business	Consumer Business		Corporate		Consolidated
Income (loss) from operations (GAAP basis)	$9,355	$2,361		$(12,555)		$(839)
Merger related expenses:
Severance costs for certain former employees	—	—		1,714	(2)	1,714	(2)
2002 merger-related charges and bonus payments from the fourth quarter	—	573	(3)	8,683	(3)	9,256	(3)
Other costs that did not reoccur in fiscal year 2003:
Single business tax refund	—	—		(1,089	)(5)	(1,089	)(5)

Adjusted income (loss) from operations (non-GAAP basis)	$9,355	$2,934		$(3,247)		$9,042

See explanation of Notes to Non-GAAP Financial Measures on following page.

FTD, INC.

NOTES TO NON-GAAP FINANCIAL MEASURES

(In thousands)

(1)
In the fourth quarter of fiscal year 2003, FTD, Inc. recorded as a component of other expense (income), net, a charge of $11.0 million related to the recording of a liability associated with the proposed settlement of pending consolidated shareholder class action litigation related to the Company's fiscal 2002 merger with FTD.COM, including administrative costs. This charge will not be deductible for tax purposes and therefore has no effect on income tax expense.

(2)
In the fourth quarter of fiscal year 2002, FTD, Inc. recorded, as a component of Corporate general and administrative expense, severance costs of $1,714 for certain former employees.

(3)
In the fourth quarter of fiscal year 2002, FTD, Inc. recorded, as a component of general and administrative expense, merger-related expenses of $573 in its Consumer Business segment and bonus payments of $8,683 in its Corporate segment related to the 2002 Merger.

(4)
In the third quarter of fiscal year 2002, FTD, Inc.'s Consumer Business segment recorded, as a component of general and administrative expense, merger-related expenses of $1,033 incurred by FTD.COM related to the 2002 Merger.

(5)
In the fourth quarter of fiscal year 2002, FTD, Inc. recorded, as a component of Corporate general and administrative expense, a gain of $1,089 attributable to a single business tax refund related to prior years' filings.

(6)
In the first quarter of fiscal year 2002, FTD, Inc. recorded a charge of $551, as a component of other expense (income), net related to the early extinguishment of debt.

(7)
In the first quarter of fiscal year 2002, FTD, Inc.'s Consumer Business segment recorded, as a component of general and administrative expense, a gain of $2,549 attributable to the settlement of a claim against the developer of an unlaunched version of the FTD.COM Web site.

(8)
In the second quarter of fiscal year 2002, FTD, Inc. recorded, as a component of Corporate general and administrative expense, a gain of $1,395 attributable to the termination of certain future post-retirement health care benefits. The Company provides certain post-retirement health care benefits to qualifying retirees under the terms of its qualified retirement plan. This termination of benefits caused a decrease in the Company's post-retirement health care obligation attributed to prior services rendered.

(9)
In the second quarter of fiscal year 2002, FTD, Inc.'s Florist Business recorded, as a component of general and administrative expense, an impairment loss for internal use software in the amount of $449 that had been used to process clearinghouse and related transactions for member services.

(10)
In the second quarter of fiscal year 2002, FTD, Inc. recorded, as a component of Corporate general and administrative expense, severance costs of $466 for certain former employees.

(11)
Income tax expense presented includes a benefit of $3,952 and $3,374 for the three and twelve-month periods ended June 30, 2002, respectively, related to the gains and charges, as described in notes 2 through 10 above, at the Company's statutory income tax rate of 40%.

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  Exhibit 99.1
FTD, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)
FTD, INC. CONSOLIDATED BALANCE SHEETS As of June 30, 2003 and 2002 (In thousands, except share amounts)
FTD, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
FTD, INC. NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts)
FTD, INC. NOTES TO NON-GAAP FINANCIAL MEASURES (In thousands)